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                                                                     EXHIBIT 5.1


                                                                   July 22, 1996


Bankers Trust New York Corporation
280 Park Avenue
New York, New York 10017

          Re: Registration Statement on Form S-3

Dear Sirs:

I am the Executive Vice President and General Counsel of Bankers Trust New York Corporation (the "Corporation"), and I have acted as counsel for the Corporation in the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), filed on the date hereof with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), to register 3,000,000 shares of the Corporation's Common Stock (the "Common Stock"). I am familiar with the actions taken in connection with the registration of the Common Stock and have reviewed such corporate records, certificates and other documents, and such questions of law, as I have deemed necessary in connection with this opinion.

Based upon the foregoing, I am of the opinion that:

  (i) The Corporation has been duly incorporated and is validly existing under the laws of the State of New York.

  (ii) The shares of Common Stock have been duly and validly authorized, and, when the Registration Statement becomes effective under the Act and when executed and issued, the shares of the Common Stock will be validly
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issued, fully paid and nonassessable subject to Section 630 of the New York
Business Corporation Law.

I hereby consent to the reference to me and to use my name under the caption "Validity of Offered Securities" in the Prospectus forming part of the Registration Statement. I do not admit in giving this consent that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Melvin A. Yellin

Melvin A. Yellin
Executive Vice President
  and General Counsel